Exhibit 99.1

For Immediate Release

CommScope to Raise Second-Quarter 2006 Guidance

Hickory, NC— (May 22, 2006) CommScope, Inc. (NYSE: CTV) Chairman and Chief Executive Officer Frank Drendel will review the Company’s growth opportunities and raise CommScope’s second quarter 2006 financial guidance when he meets with investors and speaks at the Lehman Brothers Worldwide Wireless and Wireline Conference this morning. The Company is not changing its previously announced, calendar-year 2006 financial guidance.

Drendel will tell investors that he believes CommScope’s business outlook remains positive. “Based on strong sales and order trends in April, we now expect second quarter 2006 sales to be in the $400-$420 million range,” stated Drendel. “While material costs remain volatile, we now believe that we can achieve a second quarter operating margin in the 7.5%-8.5% range, excluding special items.”  The Company’s previous second quarter 2006 guidance was revenues of $390-$410 million and operating margin of 7.0%-8.0%, excluding special items.

Drendel plans to discuss CommScope’s leadership position in cable and connectivity solutions for the “last mile” of telecommunications. He will highlight the Company’s strengthening global Enterprise business and its cutting-edge SYSTIMAX® GigaSPEED® X10D solution, which is a copper-based solution designed to support emerging 10 Gigabit Ethernet requirements. Drendel will also discuss how competition between service providers continues to drive demand for CommScope’s Broadband cable products and environmentally secure cabinets.

Investors are invited to listen to an audio webcast of the presentation at 9:00 a.m. by visiting our website, http://www.commscope.com, and selecting the “Presentations” link in the Investor Relations section or going directly to the website address: http://customer.talkpoint.com/LEHM002/052206a_cs/default.asp?entity=Commscope.

The presentation will be archived on CommScope’s website for a limited period of time.

CommScope is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® Solutions and Uniprise® brands it is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial (HFC) applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, revenues, margins, accretion, earnings, global manufacturing initiatives, recent product-line acquisition, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “expectations,” “project,” “projects,” “projected,” “projections,” “plans,” “anticipates,” “anticipated,” “should,” “designed to,” “foreseeable future,” “believe,” “believes,” “think,” “thinks” and “scheduled” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, changes in cost and availability of key raw materials and our ability to recover these costs from our customers through price increases; the challenges of executing our previously announced global manufacturing initiatives; the integration and expected synergies related to the acquisition of the MC2® product line from Trilogy Communications, Inc.; customer demand for our products and the ability to maintain existing business alliances with key Enterprise, Broadband and Carrier customers or distributors; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales, growth and earnings goals; ability to achieve expected benefits from future acquisitions; costs of protecting or defending our intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws; variability in expected tax rate; product performance issues and associated warranty claims; regulatory changes affecting us or the industries we serve; any changes required by the Securities and Exchange Commission in connection with its review of our public filings; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns; and any statements of belief and any statements of assumptions underlying any of the foregoing. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Visit CommScope at our Website— http://www.commscope.com

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873

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